EXHIBIT H.2



        SCHEDULE OF ESTIMATED ANNUAL FEES, COMMISSIONS AND EXPENSES

                                    CRC


   Independent Director Fees                 $10,000

   Audit Fees                                 15,000

   Total Estimate of Annual Fees, Commissions and Expenses $25,000
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